Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Bra Pro Limited and PT Mirae Asia Pasifik (the “Companies”) on Amendment No. 3 to Form F-1 of our reports dated August 13, 2024, with respect to our audits of the Companies’ statements of financial positions as of March 31, 2024 and 2023 and the related statements of profit or loss and other comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2024 and 2023, which appears in this Registration Statement on Amendment No. 3 to Form F-1.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ TAAD LLP

Diamond Bar, CA

November 18, 2024